EXHIBIT 99.1

Press Release

December 11, 2014

MEDITE Cancer Diagnostics, Inc. (OTCQB: MDIT) becomes new name for CytoCore Inc. (OTCBB: CYOE)

MEDITE Cancer Diagnostics, Inc. (OTCQB: MDIT), an Orlando, Florida based company, formerly known as CytoCore Inc. (OTCBB: CYOE), specializing in Anatomic Pathology and Cytology equipment, supplies and cancer markers used by medical laboratories for the diagnosis of cancer and precancerous conditions, effective December 11, 2014, will trade as MEDITE Cancer Diagnostics, Inc.

The MEDITE Brand is well known in the industry for high quality products and based on a well-established distribution network to over 70 countries worldwide.

Going forward the merged company is working to become a global force in providing solutions to the world wide cancer epidemic which according to the recently published “World Cancer Report 2014” by the World Health Organization, states that the number of cancer cases will increase by about 57% to 22 million cases in the next two decades. At the same time cancer deaths will rise from 8.2 million to 13 million per year.

Recently released along with new product launches and new distribution partners in the US, China and Europe should accelerate growth in 2015 and beyond.

About MEDITE Cancer Diagnostics, Inc.
MEDITE Cancer Diagnostic, Inc., Orlando, and its wholly-own MEDITE GmbH a Germany-based company with its subsidiaries specializes on the development, manufacture and distribution of medical laboratory automation equipment and supplies for anatomic pathology, histology and cytology. For these segments, the company offers a complete range of devices and consumables.  MEDITE Cancer Diagnostics through its various wholly owned subsidiaries currently sells into 70 countries and is a market leader in Germany. MEDITE Group also known as Medite Enterprises Inc. and its wholly owned United States subsidiary, a Florida registered company, Medite Inc. and German subsidiaries Medite GmbH were acquired by CytoCore, Inc. (OTCBB: CYOE) on April 4, 2014. CytoCore Inc., a Delaware registered company, changed its name to Medite Cancer Diagnostics effective December 1, 2014.

Investor Contact:
Chief Financial Officer
Robert McCullough
+1 407 996 9630
Email: info@medite-group.com

Forward-Looking Statement

This press release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 2014. Medite Cancer Diagnostics, Inc., formerly known as CytoCore, Inc. cautions investors not to place considerable reliance on forward-looking statements. These statements speak only as of the date of this document, and Medite Cancer Diagnostics Inc., undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Medite Cancer Diagnostics, Inc.’s business is subject to substantial risks and uncertainties, including those identified above. When evaluating business and securities, investors should give careful consideration to these risks and uncertainties.